Registration No. 333 -

               Securities and Exchange Commission
                     Washington, D.C.  20549

             _______________________________________

                            Form S-8
                     Registration Statement
                              Under
                   The Securities Act of 1933

             _______________________________________

                      BellSouth Corporation

          A Georgia                     I.R.S. Employer
          Corporation                   No. 58-1533433

                   1155 Peachtree Street, N.E.
                  Atlanta, Georgia  30309-3610
                  Telephone Number 404 249-2000

         ______________________________________________

                BellSouth Corporation Stock Plan

       (Successor to BellSouth Corporation Stock Option Plan)

         _______________________________________________

                       Agent for Service:

                         Keith B. Breeden
                      BellSouth Corporation
                         15G03 Campanile
                   1155 Peachtree Street, N.E.
                  Atlanta, Georgia  30309-3610
                 Telephone Number 404 249-3035

          ____________________________________________

                 Calculation of Registration Fee

                            Proposed     Proposed
 Title of       Amount      Maximum      Mmaximum      Amount Of
Securities      To Be       Offering    Aggregate    Registration
 To  Be       Registered     Price       Offering        Fee
Registered                 Per Share      Price

Common Stock,  2,000,000   $ 46.84(c)  $93,687,500(c) $28,390(c)
 par value     shares(b)
 $1 per
 share (a)

(a)  Includes preferred stock purchase rights under the BellSouth
     Corporation Shareholder Rights Agreement.

(b) If, prior to the completion of the distribution of the Common Stock covered by this registration statement, additional shares of such Common Stock are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.

(c)  The  price per share was estimated in accordance with  Rule
     457(c) and (h) for purposes of calculating the registration fee.

                             Part II

       Information required in the registration statement

  Item 3.        Incorporation of Documents by Reference.

  The contents of Registration Statement No. 33-38263, except Items 5, 6 and 9 which are superceded by the information below, are hereby incorporated herein by reference.

  Item 5.        Interests of Named Experts and Counsel.

  Walter H. Alford, Executive Vice President and General Counsel of
BellSouth is passing upon the legality of the Common Stock.   Mr.
Alford may be deemed to own beneficially 34,351 shares of BellSouth Common Stock, including interests through various
BellSouth employee benefit plans.

  Item 6.        Indemnification of Directors and Officers.

   As  authorized by the Georgia Business Corporation  Code  (the
GBCC), BellSouth's Restated Articles of Incorporation limit the monetary liability of its directors to BellSouth or its shareholders for any breach of their duty of care or any other duty as a director except (i) for misappropriation of any business opportunity of BellSouth, (ii) for acts or omissions not in good faith or which constitute intentional misconduct or a knowing violation of law, (iii) for liability for certain unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

As authorized by the GBCC, the shareholders of BellSouth have adopted an amendment to the By-laws expanding directors and officers indemnification rights and approved a form of Indemnity Agreement which BellSouth may enter with its directors or officers. A person with whom BellSouth has entered into such an Indemnity Agreement (an Indemnitee) shall be indemnified against liabilities and expenses related to such person's capacity as an officer or director or to capacities served with other entities at the request of BellSouth, except for claims excepted from the limited liability provisions described above. An Indemnitee is also entitled to the benefits of any directors' and officers' liability insurance policy maintained for BellSouth and in the event of a "change in control" of BellSouth, obligations under the Indemnity Agreement will be secured with a letter of credit in favor of the Indemnitee in an amount of not less than $1,000,000. BellSouth has entered into Indemnity Agreements with each of its directors.

   The GBCC generally empowers a corporation, without shareholder approval, to indemnify directors against liabilities in proceedings to which they are named by reason of serving as a director of the corporation, if such person acted in a manner believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Without shareholder approval, indemnification is not permitted of a director adjudged liable to the corporation in a proceeding by or in the right of the corporation or a proceeding in which the director is adjudged liable based on a personal benefit improperly received, absent judicial determination that, in view of the circumstances, such person is fairly and reasonably entitled to indemnification of reasonable expenses incurred.

  The GBCC permits indemnification and advancement of expenses to officers who are not directors, to the extent consistent with public policy. The GBCC provides for mandatory indemnification of directors and officers who are successful in defending against any proceeding to which they are named because of their serving in such capacity.

  BellSouth's By-laws also provide that BellSouth shall indemnify any person made or threatened to be made a party to any action (including any action by or in the right of BellSouth) by reason of service as a director or officer of BellSouth (or of another entity at BellSouth's request), against liabilities and expenses if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of BellSouth (and with respect to any criminal action, had no reasonable cause to
believe  his  conduct  was  unlawful),  to  the  maximum   extent
permitted by the GBCC.

  The general limitations in the GBCC as to indemnification may be superseded to the extent of the limited liability provisions
(with respect to directors) and the Indemnity Agreements, as authorized by the shareholders and as described above.

  The directors and officers of BellSouth are covered by liability insurance policies pursuant to which
(a) they are insured against loss arising from certain claims made against them, jointly or severally, during the policy period for any actual or alleged breach of duty, neglect, error, misstatement, misleading statements, omission or other wrongful act and (b) BellSouth is entitled to have paid by the insurers, or to have the insurers reimburse BellSouth for amounts paid by it, in respect of such claims if BellSouth is required to indemnify officers and directors for such claims.




Item 8.      Exhibits.

 Exhibit
  Number
    5       Opinion of Walter H. Alford.

    23      Consent of Coopers & Lybrand L.L.P.

   23a Consent of Walter H. Alford (contained in opinion filed as Exhibit 5).

    24      Powers of Attorney.


Item 9.        Undertakings.

(a)  BellSouth hereby undertakes:

     (i) to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (ii) that, for the purposes of determining any liability under the Securities Act of 1933 (the Securities Act), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (iv) that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of BellSouth pursuant to the foregoing provisions, or otherwise, BellSouth has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by BellSouth of expenses incurred or paid by a director, officer or controlling person of BellSouth in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, BellSouth will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and State of Georgia, on the 20th day of October, 1997.

                      BellSouth Corporation

                  By  /s/ W. Patrick Shannon
                      W. Patrick Shannon
                      Vice President and
                      Controller

    Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:
F. Duane Ackerman*
President and Chief Executive Officer


Principal Financial Officer:
Ronald M. Dykes*
Executive Vice President and
Chief Financial Officer


Principal Accounting Officer:
W. Patrick Shannon*
Vice President and Controller


Directors:
     F. Duane Ackerman*          John G. Medlin, Jr.*
     Reuben V. Anderson*         Robin B. Smith*
     James H. Blanchard*         Ronald A. Terry*
     J. Hyatt Brown*             J. Tylee Wilson*
     Armando M. Codina*



                            *By  /s/ W. Patrick Shannon
                                 W. Patrick Shannon
                                 (Individually and as Attorney-
                                 in-Fact)
                                 October 20, 1997


                        *by power of attorney

                          EXHIBIT INDEX

 Exhibit
  Number
    5       Opinion of Walter H. Alford.

    23      Consent of Coopers & Lybrand L.L.P.

   23a Consent of Walter H. Alford (contained in opinion filed as Exhibit 5).

    24      Powers of Attorney.